EXHIBIT 4

                           SANDY SPRING BANCORP, INC.
                         DIRECTORS' STOCK PURCHASE PLAN

1. PURPOSE OF THE PLAN. The purpose of the Sandy Spring Bancorp, Inc. Directors' Stock Purchase Plan is to provide a convenient means for Directors of Bancorp to acquire shares of Bancorp's Common Stock at market value in lieu of all or a portion of their annual retainers for Board service. The Plan is effective December 31, 2003 for retainers payable in 2004 and thereafter.

2.       DEFINITIONS.

         a.   "Board" means the Board of Directors of the Bancorp.

         b. "Business Day" means a day on which the New York Stock Exchange is open for regular trading.

         c.   "Code" means the Internal Revenue Code of 1986, as amended.

         d. "Committee" means the Directors' Stock Purchase Plan Committee appointed by the Board.

         e. "Common Stock" means Bancorp's Common Stock, par value $1.00 per share.

         f.   "Director" means a member of Bancorp's Board.

         g.   "Bancorp" means Sandy Spring Bancorp, Inc.

         h. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

         i. "Fair Market Value" means, with respect to a share of Common Stock, the last sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported) of a share of Common Stock as reported by the Nasdaq National Market (or by the principal national stock exchange on which the Common Stock is then listed) on the Purchase Date, if such date is a Business Day, or the immediately preceding Business Day, if such date is not a Business Day. In the absence of an established market for Common Stock, the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board.

         j. "Plan" means the Sandy Spring Bancorp, Inc. Directors' Stock Purchase Plan.

         k.   "Plan Start Date" means December 31, 2003.

         l. "Purchase Date" means the date that checks for the Retainer are issued by Bancorp, or if no such checks are issued, the date of the May meeting of the Board.

         m. "Retainer" means the annual retainer paid to Directors for service on the Board.

         n.   "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

3.       ELECTION.

         a. Subject to other limitations provided in this Plan, a Director may elect to receive from 50% to 100% of his or her annual retainer in shares of Stock. Elections shall be made, on a form supplied by Bancorp, on or before December 31 of each year applicable to the Retainer received in the following year, provided that an election may be made within thirty days after the date that a Director first takes office with respect to the next Retainer payable to the Director.

         b. A Director may not revoke his or her election.

         c. The Plan is not intended to provide a deferral of Director compensation for state or federal income tax purposes. Amounts of fees that a Director has elected to defer pursuant to a Director's Fee Deferral Agreement may not be used to purchase shares under this Plan. An election under this Plan to purchase shares under this Plan does not act to revoke an election made pursuant to a Director's Fee Deferral Agreement.


Effective December 31, 2003            1

4. PURCHASE PRICE, AND NUMBER OF SHARES ISSUED. The purchase price of each share of Common Stock sold pursuant this Plan shall be the Fair Market Value of the Common Stock on the Purchase Date. The number of shares issued to a Director with respect to a Retainer shall be determined by dividing the dollar amount of the percentage of the Retainer elected under the Plan, rounded down to the nearest whole share. No fractional shares shall be issued under the Plan.

5. DELIVERY. The Plan will not hold shares on behalf of any Director. All Shares of Common Stock issued under this plan will be evidenced by certificates containing a legend in a form satisfactory to Bancorp stating that the shares have been issued to an affiliate of Bancorp.

6. TAX WITHHOLDING. At the time the Common Stock is issued to a Director under the Plan, the Director must make adequate provision for Bancorp's federal, state or other tax withholding obligations, if any, that may arise upon such issuance. At any time, Bancorp may, but shall not be obligated to, withhold from a Director's compensation the amount necessary for Bancorp to meet applicable withholding obligations, including any withholding required to make available to Bancorp any tax deductions attributed to the issuance of the shares of Stock under this Plan.

7. NO ASSIGNMENT OF DIRECTOR'S INTEREST IN PLAN. A Director may not assign, sell, transfer, pledge, hypothecate or alienate any rights or interests in or under the Plan. A Director's death will act to revoke an election under this Plan with respect to any Retainer not yet paid.

8. VESTING, RIGHTS, AND PRIVILEGES. All Directors shall have the same rights and privileges under the Plan. Directors shall have no interest or voting rights in shares of Common Stock covered by this Plan until such shares have been issued to the Director. Each Director will immediately acquire full ownership of all shares of Common Stock at the time such shares are issued.

9. NO INTEREST OR FEES PAID. No fees will be payable by any Director with respect to participation in this Plan. No interest will be paid to or credited to the a Director under this Plan.

10.      CONDITIONS UPON ISSUANCE OF COMMON STOCK.

         a. The issuance of shares to each Director pursuant to this Plan shall be subject to the annual approval of the Board in the manner required to qualify for an exemption pursuant to Rule 16b-3 under the Exchange Act.

         b. Notwithstanding anything herein to the contrary, Bancorp's obligation to issue shares of Common Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares, to any requirements of Nasdaq or any national securities exchange applicable thereto, and to compliance by Bancorp with other applicable legal requirements in effect from time to time., including without limitation any applicable tax withholding requirements.

         c. As a condition to the issuance of shares to a Director under this Plan, Bancorp may require the Director to represent and warrant at the time of such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel of Bancorp, such representation is appropriate under applicable law.

11. THE COMMITTEE. The Plan shall be administered by the Committee, which shall consist of not less than three (3) Directors appointed by the Board. Members of the Committee shall be Non-Employee Directors within the meaning of Rule 16b-3, and shall serve at the pleasure of the Board. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. The Committee shall be entitled to adopt and apply guidelines and procedures consistent with the purposes of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan, and all such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

Effective December 31, 2003            2

12. SHARES ISSUABLE UNDER THE PLAN. The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in Common Stock as described in this Section, shall be 15,000 shares. If, on a given Purchase Date, the number of shares to be issued under this Plan exceeds the number of shares available under the Plan, Bancorp shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and it shall determine to be equitable, and the balance of the Retainer shall paid to the Director as promptly as possible. If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, revise stock split, liquidating dividend, combination of shares, exchange of shares, change incorporate structure or otherwise), the Committee may make appropriate adjustments in (a) the number of shares and price per share of Common Stock subject to the Plan, and (b) the number of shares of Common Stock that have been authorized under the Plan but not yet issued.

13. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN Bancorp, acting through the Committee, reserves the right to amend, suspend, or terminate the Plan at any time or times; provided, however, any amendment that would require the consent of stockholders under applicable law, rule or regulation (including, without limitation, the Code, the Exchange Act or any self regulatory organization such as a national securities exchange), will not be made unless such stockholders' consent is obtained. In addition, the Plan shall terminate automatically on the tenth anniversary of the Plan Start Date, or on any Purchase Date on which Directors elect to purchase a number of shares greater than the number of reserved shares remaining available for issuance, subject to the allocation of remaining shares pursuant to Section 12.

14. COMPANY'S RIGHT TO RESTRUCTURE, ETC. This Plan shall not affect in any way the right or power of Bancorp to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

15. NO EFFECT ON BOARD SERVICE. No provision of this Plan shall provide any right to a Director to serve as a Director for any specified period.

16. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.

17. SEVERABILITY OF PROVISIONS. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Plan, but such invalid, illegal or unenforceable provisions shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

18. SUCCESSORS AND ASSIGNS. The Plan shall be binding upon Bancorp's successors and assigns.

                                       ***






Effective December 31, 2003            3